Exhibit 10.1

USA TECHNOLOGIES, INC.

September 28, 2016

Mr. Leland P. Maxwell
401 Dartmouth Road
Bryn Mawr, PA 19010

Dear Lee:

I am pleased to confirm the extension of your appointment as interim Chief Financial Officer of USA Technologies, Inc. ("USAT"). In connection with this extension, your compensation will increase to $25,000 per month effective October 1, 2016. Your appointment as interim Chief Financial Officer of USAT will end on March 31, 2017.

Except as specifically set forth above, all of the terms and conditions in the letter from USAT to you dated January 27, 2016 shall not be amended or modified in any respect whatsoever and shall remain in full force and effect.

The terms of this letter are contingent upon approval thereof by our Board of Directors, which is expected to be no later than Wednesday, September 28, 2016.

Please indicate your written acceptance by signing this letter and returning it to me.

Sincerely,

/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

Accepted and Agreed to:

/s/ Leland P. Maxwell
Leland P. Maxwell

Dated: 9-23-16